Exhibit 99.1

[MYKROLIS LOGO HERE]

Mykrolis Corporation Reports First Quarter 2003 Financial Results

Sales were $41 million and net loss per share was $(0.13)

BILLERICA, Mass., April 22, 2003 – Mykrolis Corporation (NYSE: MYK), a leading supplier of components and systems to the semiconductor industry, announced today first quarter revenues of $40.5 million, a 13 percent decline from $46.5 million in the fourth quarter of 2002 and a 13 percent increase from the comparable quarter a year ago.

The net loss per diluted share for the quarter of $(0.13) compared to $(0.21) in the fourth quarter and $(0.32) in the first quarter a year ago.

C. William Zadel, Chairman and Chief Executive Officer, commented on the first quarter results: “Sales for the first quarter came in on the lower end of our forecasted range, reflecting continued softness among OEM tool makers and the timing of some customers’ periodic preventative maintenance filter change-outs. Even so, sales of consumable filtration and purification products remained stable during the quarter, which contributed to a higher gross margin. In addition, we preserved our financial position as we ended the first quarter with $72 million of cash on our balance sheet.”

Management Outlook

“We continue to face a difficult market environment that is shadowed by uncertainties over the near-term economic direction as well as concerns over the impact of geopolitical and global health issues. Nevertheless, some semiconductor device makers have reported improved shipments and factory utilization rates in March. Given these cautiously positive signs, we anticipate second quarter performance will improve modestly to a sales range of $40 to $46 million and a net loss per share in the range of $(0.06) to $(0.15). Our focus continues to be centered around taking the necessary steps to returning to profitability, preserving our financial position and gaining market share with our products,” Zadel said.

Quarterly Earnings Call

Mykrolis will hold a conference call to discuss its results for the first quarter on Tuesday, April 22, 2003 at 11:00 a.m. EST (8:00 AM PST). The conference call dial-in number is 1-800-915-4836; outside the U.S., the number is 973-317-5319. The conference call will also be webcast on the Mykrolis web site at www.mykrolis.com.

Revenue by Geographic Region ($’s millions):

	Q1 2003	Q1 2002	% Growth
North America	$10.5	$13.1	-19.8%
Japan	14.9	10.6	40.6%
Asia	10.7	8.3	28.9%
Europe	4.4	3.7	18.9%

Total	$40.5	$35.7	13.4%

	Q1 2003	Q4 2002	% Growth
North America	$10.5	$13.2	-20.5%
Japan	14.9	17.3	-13.9%
Asia	10.7	11.3	-5.3%
Europe	4.4	4.7	-6.4%

Total	$40.5	$46.5	-12.9%

About Mykrolis

Mykrolis Corporation, based in Billerica, Massachusetts, is a worldwide developer, manufacturer and supplier of liquid and gas delivery systems, components and consumables used to precisely measure, deliver, control and purify the process liquids, gases and chemicals, as well as the deionized water, photoresists and vacuum systems utilized in the semiconductor manufacturing process. In addition, the Company’s products are used to manufacture a range of other products, such as flat panel displays, high purity chemicals, photoresists, solar cells, gas lasers, optical disks and fiber optic cables. Mykrolis was formerly Millipore Microelectronics, Inc. For more information, visit www.mykrolis.com.

Mykrolis Forward looking Statement Disclaimer

The matters discussed herein, as well as in future oral and written statements by management of Mykrolis Corporation that are forward-looking statements, are based on current management expectations that involve substantial risks and uncertainties which could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements. When used herein or in such statements, the words “anticipate”, “believe”, “estimate”, “expect”, “hope”, “may”, “will”, “should” or the negative thereof and similar expressions as they relate to Mykrolis, its business or its management are intended to identify such forward-looking statements. Potential risks and uncertainties that could affect Mykrolis’ future operating results include, without limitation, the risk that a sustained industry recovery may be delayed, may not materialize at all or may be weaker than past recoveries, the risk that the transfer of manufacturing to our new facility may disrupt our ability to fill customer orders, as well as those risks described under the headings “Risks Relating to our Business and Industry”, “Risks Related to our Separation from Millipore” and “Risks Related to Securities Markets and Ownership of Our Common Stock” in Item 7, Management’s Discussion  and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

Mykrolis Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended
	3/29/2003	3/31/2002
Net sales	$40,508	$35,708
Cost of sales	23,976	24,617

Gross profit	16,532	11,091

Selling, general & admin. expenses	16,352	17,846
Research & development expenses	4,484	4,338

Operating loss	(4,304)	(11,093)
Other income, net	660	52

Loss before income taxes	(3,644)	(11,041)
Income tax expense	1,713	1,400

Net loss	$(5,357)	$(12,441)

Basic and diluted loss per share	$(0.13)	$(0.32)
Basic and diluted weighted average shares outstanding	39,725	39,500

Mykrolis Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	March 29, 2003	December 31, 2002
Assets
Cash and cash equivalents	$71,957	$74,085
Accounts receivable, net	39,114	39,971
Inventories	40,615	41,821
Other current assets	4,791	4,946

	156,477	160,823
Property, plant and equipment, net	73,003	74,833
Goodwill and intangible assets	19,031	19,403
Other assets	12,638	12,130

Total assets	$261,149	$267,189

Liabilities and shareholders’ equity
Accounts payable	14,441	10,288
Accrued expenses and other current liabilities	30,103	34,250

Total current liabilities	44,544	44,538
Other liabilities	9,986	10,007
Shareholders’ equity	206,619	212,644

Total liabilities and shareholders’ equity	$261,149	$267,189

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Contacts:

Bertrand Loy, Chief Financial Officer

Steve Cantor, Director of Investor Relations and Corporate Communications

978-436-6500

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